Exhibit 10.12

Valerie Morisset

14 February 2023

Dear Valerie,

Re: Enhancement of your Contractual Terms and Retention Bonus

Following the announcement on 9 February 2023 and our discussion on the same date, I am writing to confirm details of the enhancements to the terms of your employment contract (the “Contract”) with Eliem Therapeutics (UK) Ltd (the “Company”) and the retention bonus which are being offered to you as an incentive for your continued service to the Company, as set out in this letter agreement (the “Letter”).

Enhancement to Contract Terms

I am pleased to confirm that, if you sign this Letter, with effect from 9 February 2023 your base salary will be increased to £420,238 per annum and, in addition:

•
Bonus – the target value in respect of your eligibility to participate in the Company's discretionary annual bonus scheme shall be increased to 50% of earned salary in the relevant bonus year. Bonus payments are determined by the Board of Directors based on Company performance against corporate objectives, individual performance and any other factors that the Company may take into account from time to time, at its absolute discretion. For the avoidance of doubt, no bonus shall be guaranteed.

You should keep this letter safe, as it amends the Contract to the extent set out above.

Retention Bonus Offer

If you sign this Letter, you will also be eligible to earn a retention bonus of up to £420,238 on the terms described below in connection with your continued employment with the Company (“Retention Bonus”).

The Retention Bonus shall be payable to you in two tranches, less all applicable deductions and withholdings, as follows:

1. If you remain employed with the Company through 1 April 2023 (the “First Retention Date”), you will earn a bonus in the amount of £210,119 (the “First Retention Payment”); and

2. If you remain employed with the Company through 1 June 2024 (the “Second Retention Date”), you will earn a bonus in the amount of £210,119 (the “Second Retention Payment”),

(each a “Retention Bonus Payment”).

Each Retention Bonus Payment shall be paid provided that at the Applicable Retention Date you are an employee in good standing who is not (i) on a leave of absence other than holiday or a statutory family leave of absence; and/or (ii) on a performance improvement plan. If you have earned a Retention Bonus Payment, it will be paid in the next normal payroll following the Applicable Retention Date. Any bonus payment payable to you shall not be taken into account for the purpose of calculating pension contributions.

Any Second Retention Payment payable to you will be reduced pro rata, to the extent permitted by applicable law, to reflect the period of your absence (other than holiday) between the First Retention Date and the Second Retention Date.

In the event that, at any time on or prior to the date that you receive the First Retention Payment, you resign from your employment with the Company, your employment is terminated by the Company for a Summary Termination Reason (as defined below), or your employment terminates as a result of your death or disability, then you will not have earned and will not be paid any Retention Bonus.

In the event that, at any time in the period between the date that you receive the First Retention Payment and the Second Retention Date, you resign from or terminate your employment with the Company then, within 28 days of the termination date, you shall repay to the Company the First Retention Payment as a lump sum debt, except that you shall only be required repay income tax and employee national insurance contributions which have been withheld from the First Retention Payment within fourteen (14) calendar days of your receipt of reimbursement of the same from HMRC following a “negative earnings” claim (which you agree to use best endeavours to submit and pursue as soon as practicable (and, in any event, within 1 month) after the termination of your employment that triggers your obligation to repay the First Retention Payment). In agreeing to the terms of this Letter you expressly agree that if you owe any sum to the Company pursuant to this paragraph then the Company shall be entitled to deduct such sum from your final salary payment(s) or any other payments due from the Company to you.

In the event that, at any time on or prior to the date that you receive the Second Retention Payment, you resign from your employment with the Company, your employment is terminated by the Company for a Summary Termination Reason, or your employment terminates as a result of your death or disability, then you will not have earned and will not be paid any Second Retention Payment.

In the event that the Company terminates your employment without a Summary Termination Reason, and other than as a result of your death or disability, at any time prior to the date that you receive the Second Retention Payment, then you will be eligible to receive the full Retention Bonus, provided that: (i) you continue to comply with your obligations under all agreements entered into between you and the Company or Eliem Therapeutics, Inc.; and (ii) if requested by the Company, you enter into a settlement agreement under which you provide a general waiver of claims in favour of the Company (and its shareholders, officers, directors, employees, and affiliates) in a form satisfactory to the Company on or before the date specified by the Company. In such circumstances, the outstanding Retention Bonus will be paid in the next practicable normal payroll following the return of the signed settlement agreement to the Company.

For purposes of this Letter the following definitions apply:

“Applicable Retention Date” means (i) in respect of the First Retention Payment the First Retention Date; and (ii) in respect of the Second Retention Payment the Second Retention Date.

“Summary Termination Reason” means: (i) conviction of a crime (other than an offence under the road traffic legislation in the United Kingdom or abroad for which you are not sentenced to any term of imprisonment, whether immediate or suspended); (ii) commitment of an act of fraud or willful breach of trust against the Company; (iii) any material breach of this Agreement or any other written agreement between you and the Company; or (iv) any other circumstances justifying the summary termination of your employment with the Company (without notice or payment in lieu of notice) in accordance with the terms of the Contract.

Except as expressly stated herein, nothing in this Letter changes the Contract.

This Letter together with the Contract constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to its subject matter. This Letter is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. The terms set out in this Letter may not be modified or amended except in a writing signed by both you and a duly authorised officer of the Company. If any provision of this Letter is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Letter and the provision in question will be modified so as to be rendered enforceable.

This Letter will be deemed to have been entered into and will be construed and enforced in accordance with the laws of England and Wales without respect to conflicts of law principles. This Agreement may be executed in counterparts and may be signed and delivered by PDF or any electronic signature, and shall be deemed to have been duly and validly delivered and executed and be valid and effective for all purposes.

If you wish to accept the terms set out in this Letter, please sign below and return it to me within seven (7) days. Please let me know if you have any questions.

Sincerely,

/s/ Andrew Levin
Executive Chairman
On behalf of Eliem Therapeutics (UK) Ltd

I understand and agree to the terms of this Letter:

/s/ Valerie Morisset
Valerie Morisset

14 February 2023

Date